Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated August 18, 2021, with respect to the consolidated financial statements and financial statement Schedule II – Valuation and Qualifying Accounts of Aspen Technology, Inc. (now AspenTech Corporation), and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts
May 23, 2022